Exhibit II-1
(English Language Translation)

This share exchange is made for the securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been be prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since the issuer is located in Japan, and some or all of its officers and directors are residents of Japan. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. Furthermore, it may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the acquiror may purchase securities otherwise than under the share exchange, such as in open market or privately negotiated purchases.
January 29, 2011
To Our Shareholders:
23-20, Marunouchi 3-chome
Naka-ku, Nagoya City
Cedyna Financial Corporation
Hajime Yamashita
President
Public Notice of Establishment of Record Date
for Convocation of Extraordinary General Meeting of Shareholders
     Cedyna Financial Corporation (the “Company”) hereby announces that the record date for determination of shareholders entitled to exercise voting rights at the extraordinary general meeting of shareholders scheduled to be held on March 30, 2011 (Wednesday) has been set as February 14, 2011 (Monday), and shareholders registered in the Shareholders’ Register at the closing of such record date shall be deemed shareholders entitled to exercise their voting rights at the extraordinary general meeting of shareholders.
Shareholders’ register administrator and its handling office
3-1, Yaesu 2-chome, Chuo-ku, Tokyo
Stock Transfer Agency Department
The Sumitomo Trust and Banking Co., Ltd.

II-1-1